Exhibit 16



FUND NAME:           OLSTEIN FINANCIAL ALERT FUND



The aggregate total return from September 21, 1995 (commencement of operations) through August 31, 1996 is 12.22%.


                     AGGREGATE TOTAL RETURN
                     ----------------------

                          (ERV/P) -1 = T
                ($1,122.21/1,000) -1 = T
                               .1222 = T
                              12.22% = T